UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

IGO, INC.
(Exact name of registrant as specified in its charter)

Delaware	86-0843914
(State of incorporation)	(I.R.S. Employer Identification No.)

17800 North Perimeter Dr., Suite 200, Scottsdale, Arizona	85255
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights, no par value	The NASDAQ Stock Market LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ X ]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration file number to which this form relates: _________________ (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:

None.

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by iGo, Inc. (the “Company”) on June 21, 2013 relating to the Amended and Restated Rights Agreement (the “Amended and Restated Rights Agreement”), by and between the Company and Computershare Trust Company, N.A. (the “Rights Agent”), which amended and restated the Rights Agreement between the Company and the Rights Agent dated as of June 11, 2003, as amended from time to time. The description of the Amended and Restated Rights Agreement contained in such Registration Statement on Form 8-A is incorporated herein by reference.

On July 11, 2013, the Company entered into a Stock Purchase and Sale Agreement by and between Steel Excel Inc., a Delaware corporation (“Purchaser”) and the Company (as amended, supplemented, modified or replaced from time to time, the “Sale Agreement”), pursuant to which Purchaser will commence a tender offer (the “Offer”) for up to 44.0% of the outstanding shares of the Company’s common stock, par value $0.01 per share, on a fully diluted basis. A description of the Sale Agreement is available in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2013 and a copy of the Sale Agreement is filed as an exhibit thereto.

In connection with the Company’s execution of the Sale Agreement, the Company and the Rights Agent executed an amendment to the Amended and Restated Rights Agreement, effective July 11, 2013 (the “Amendment”), which was approved by the Company’s Board of Directors. The Amendment provides that, among other things, neither the Purchaser nor its Affiliates and Associates shall be or become, or be deemed to be or become, an “Acquiring Person” or a “Beneficial Owner” of Common Stock as a result of an Exempt Event (as such capitalized terms are defined in the Amended and Restated Rights Agreement and the Amendment). As a result, neither the execution of the Sale Agreement nor the consummation of the Offer or the other transactions contemplated by the Sale Agreement will trigger the separation or exercise of the stockholder rights or any adverse event or notice requirement under the Amended and Restated Rights Agreement.

The Amendment was also filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2013.

Item 2. Exhibits.

The form of Amended and Restated Rights Agreement and the Amendment are filed as Exhibit 4.1 and Exhibit 4.2 hereto, respectively, and incorporated herein by reference. The foregoing description is qualified in its entirety by reference to such exhibits.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: July 15, 2013	IGO, INC.

	By:	/s/ Michael D. Heil
Michael D. Heil
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

4.1

Form of Amended and Restated Rights Agreement between iGo, Inc. and Computershare Trust Company, N.A. as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 21, 2013).

4.2

Amendment to Amended and Restated Rights Agreement, dated as of July 11, 2013 between iGo, Inc. and Computershare Trust Company, N.A. as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 11, 2013).